EXHIBIT 99.1

Eagle Bancorp Montana Earns $4.0 Million, or $0.51 per Diluted Share, in the First Quarter of 2026, Declares Quarterly Cash Dividend of $0.145 Per Share and Renews Stock Repurchase Plan

HELENA, Mont., April 28, 2026 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $4.0 million, or $0.51 per diluted share, in the first quarter of 2026, compared to $4.7 million, or $0.60 per diluted share, in the preceding quarter, and $3.2 million, or $0.41 per diluted share, in the first quarter of 2025.

Eagle’s board of directors declared a quarterly cash dividend of $0.145 per share on April 23, 2026. The dividend will be payable June 5, 2026, to shareholders of record May 15, 2026. The current dividend represents an annualized yield of 2.72% based on the average closing price of the Company’s common stock reported on NASDAQ during the first quarter of 2026 of $21.32 per share.

“Eagle’s first quarter results reflect the continued strength of our franchise and the durability of our core earnings,” said Laura F. Clark, President and CEO. “Net income and earnings per share increased compared to the first quarter of last year, driven by further improvement in our funding costs, resilient asset yields and disciplined expense management. Net interest margin continued to expand during the quarter, and with a strong core deposit base and a diversified loan portfolio, we remain well positioned to pursue opportunities across our Montana market and deliver long term value for our shareholders.”

First Quarter 2026 Highlights (at or for the three-month period ended March 31, 2026, except where noted):

  Net income was $4.0 million, or $0.51 per diluted share, in the first quarter of 2026, compared to $4.7 million, or $0.60 per diluted share in the preceding quarter, and $3.2 million, or $0.41 per diluted share, in the first quarter a year ago.
  Net interest margin (“NIM”) was 4.11% in the first quarter of 2026, a three-basis point increase compared to 4.08% in the preceding quarter and a 37-basis point increase compared to the first quarter a year ago.
  Net interest income, before the provision for credit losses, decreased 2.4% to $18.7 million in the first quarter of 2026, compared to $19.2 million in the fourth quarter of 2025, and increased 10.7% compared to $16.9 million in the first quarter of 2025.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) were $23.6 million in the first quarter of 2026, compared to $24.3 million in the preceding quarter and $20.9 million in the first quarter a year ago.
  Total loans at March 31, 2026 remained relatively consistent, compared to a year earlier, and three months earlier.
  The allowance for credit losses represented 1.15% of portfolio loans and 315.0% of nonperforming loans at March 31, 2026, compared to 1.10% of total portfolio loans and 313.2% of nonperforming loans at March 31, 2025, and compared to 1.14% of total portfolio loans and 308.4% of nonperforming loans at December 31, 2025.
  Total deposits increased $96.1 million or 5.7% to $1.79 billion at March 31, 2026, compared to a year earlier, and increased $4.5 million or 0.3%, compared to December 31, 2025.
  The Company’s available borrowing capacity was approximately $593.1 million at March 31, 2026, compared to $601.0 million at December 31, 2025.
  The Company paid a quarterly cash dividend in the first quarter of $0.145 per share on March 6, 2026, to shareholders of record February 13, 2026.

Balance Sheet Results

Total assets were $2.09 billion at March 31, 2026, unchanged compared to a year earlier, and $2.11 billion three months earlier. The investment securities portfolio totaled $274.9 million at March 31, 2026, compared to $291.7 million a year ago, and $281.7 million at December 31, 2025.

Eagle originated $75.0 million in new residential mortgages during the quarter and sold $66.1 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 2.54%. This production compares to residential mortgage originations of $66.8 million in the preceding quarter with sales of $64.3 million and an average gross margin on sale of mortgage loans of approximately 3.21%.

Total loans decreased $4.2 million compared to a year ago and were unchanged from three months earlier. Commercial real estate loans increased modestly to $667.7 million at March 31, 2026, compared to $666.3 million a year earlier. Commercial real estate loans were comprised of 72.5% non-owner occupied and 27.5% owner occupied at March 31, 2026. Agricultural and farmland loans decreased 1.4% to $280.5 million at March 31, 2026, compared to $284.6 million a year earlier. Residential mortgage loans decreased 3.1% to $145.1 million, compared to $149.7 million a year earlier. Commercial loans increased 8.5% to $151.6 million, compared to $139.7 million a year ago. Commercial construction and development loans decreased 10.7% to $98.3 million, compared to $110.1 million a year ago. Home equity loans increased 8.6% to $109.3 million, residential construction loans decreased 3.9% to $43.7 million, and consumer loans decreased 14.2% to $23.2 million, compared to a year ago.

“Deposit costs continued to decline in the first quarter as we maintained our strong core deposit base and maturing CDs repriced lower, and we expect this momentum to continue through the remainder of the year,” said Miranda Spaulding, Chief Financial Officer.

Total deposits increased to $1.79 billion at March 31, 2026, compared to $1.69 billion at March 31, 2025, and $1.78 billion at December 31, 2025. Noninterest-bearing checking accounts represented 24.5%, interest-bearing checking accounts represented 12.2%, savings accounts represented 12.0%, money market accounts comprised 24.8% and time certificates of deposit made up 26.5% of the total deposit portfolio at March 31, 2026. The average cost of total deposits was 1.52% in the first quarter of 2026, compared to 1.53% in the preceding quarter and 1.67% in the first quarter of 2025. The estimated amount of uninsured deposits was approximately $354.1 million, or 20% of total deposits, at March 31, 2026, compared to $354.6 million, or 20% of total deposits, at December 31, 2025.

FHLB advances and other borrowings decreased to $26.7 million at March 31, 2026, compared to $125.0 million at March 31, 2025, and $38.0 million at December 31, 2025. The average cost of FHLB advances and other borrowings was 5.46% in the first quarter of 2026, compared to 5.07% in the preceding quarter and 4.75% in the first quarter of 2025. Other borrowings at March 31, 2026, and December 31, 2025 include the Company’s line of credit draw for $15.0 million at an average rate of 6.34% for the first quarter of 2026, compared to 6.61% for the fourth quarter of 2025.

Shareholders’ equity was $193.0 million at March 31, 2026, compared to $177.6 million a year earlier and $191.8 million three months earlier. Book value per share of $24.22 at March 31, 2026 increased 8.8%, compared to $22.26 a year earlier, and increased 0.5%, compared to $24.10 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, of $19.48 at March 31, 2026 increased 12.1%, compared to $17.38 a year earlier and increased 0.8%, compared to $19.32 three months earlier.

Operating Results

“Our net interest margin improved three-basis points sequentially and expanded 37-basis points over the prior year quarter, driven by a meaningful reduction in funding costs that more than offset modest compression in earning asset yields. While the interest rate environment remains increasingly tied to the broader policy backdrop, we remain optimistic that further easing, should it materialize, will provide additional relief on the liability side of the balance sheet and further net interest margin expansion,” said Spaulding.

Eagle’s NIM was 4.11% in the first quarter of 2026, compared to 4.08% in the preceding quarter and 3.74% in the first quarter a year ago. The interest accretion on acquired loans totaled $185,000 and resulted in a four-basis point increase in the NIM during the first quarter of 2026, compared to $138,000 and a three-basis point increase in the NIM during the preceding quarter. Average yields on interest earning assets for the first quarter of 2026 were 5.76%, compared to 5.83% in the fourth quarter of 2025 and 5.76% in the first quarter a year ago. Funding costs for the first quarter of 2026 decreased to 2.15%, compared to 2.28% in the fourth quarter of 2025 and 2.54% in the first quarter of 2025.

Net interest income, before the provision for credit losses, was $18.7 million in the first quarter of 2026, compared to $19.2 million in the fourth quarter of 2025, and increased 10.7% compared to $16.9 million in the first quarter of 2025. Revenues for the first quarter of 2026 were $23.6 million, compared to $24.3 million in the preceding quarter and increased 12.7% compared to $20.9 million in the first quarter a year ago.

Total noninterest income was $4.9 million in the first quarter of 2026, compared to $5.1 million in the preceding quarter, and increased 21.5% compared to $4.0 million in the first quarter a year ago. Net mortgage banking income, the largest component of noninterest income, totaled $2.4 million in the first quarter of 2026, compared to $2.6 million in the preceding quarter and $2.1 million in the first quarter a year ago.

“We remain disciplined in how we manage costs while continuing to direct capital towards the investments we believe will generate the most meaningful long-term results,” said Darryl Rensmon, Chief Operating Officer. Eagle’s first quarter noninterest expense was $18.2 million, which was unchanged compared to the preceding quarter. The $1.2 million, or 7.1% increase compared to the first quarter a year ago was largely due to higher salaries and employee benefits expense.

For the first quarter of 2026, the Company recorded income tax expense of $1.1 million, compared to $1.4 million in the preceding quarter and $631,000 in the first quarter of 2025. The effective tax rate for the first quarter of 2026 was 21.8%, compared to 22.2% for the fourth quarter of 2025 and 16.3% for the first quarter of 2025.

Credit Quality

Eagle recorded a $279,000 provision for credit losses for the first quarter of 2026, compared to a $39,000 provision for credit losses in the preceding quarter and a $42,000 provision for credit losses in the first quarter a year ago. The allowance for credit losses represented 315.0% of nonperforming loans at March 31, 2026, compared to 308.4% three months earlier and 313.2% a year earlier. Nonperforming loans were $5.5 million at March 31, 2026, $5.6 million at December 31, 2025, and $5.3 million a year earlier. Net loan charge-offs totaled $49,000 in the first quarter of 2026, compared to $99,000 in the preceding quarter and $2,000 in the first quarter a year ago. The allowance for credit losses was $17.4 million, or 1.15% of total loans, at March 31, 2026, compared to $17.4 million, or 1.14% of total loans, at December 31, 2025, and $16.7 million, or 1.10% of total loans, a year ago.

Capital Management

Eagles’s ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) was 7.55% at March 31, 2026, up from 6.77% a year ago and 7.43% three months earlier. This ratio is a non-GAAP financial measure. For the most comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” below. The Bank’s Tier 1 capital to adjusted total average assets was 10.85% as of March 31, 2026. As of March 31, 2026, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized.

Stock Repurchase Authority

Eagle announced that its Board of Directors has authorized the repurchase of up to 400,000 shares of its common stock beginning May 1, 2026, representing approximately 5.0% of outstanding shares. Under the plan, shares may be purchased by the Company on the open market or in privately negotiated transactions. The extent to which the Company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations. The plan is expected to be in place for approximately 12 months, but may be suspended, terminated or modified by the Company’s Board of Directors at any time. The plan does not obligate the Company to purchase any particular number of shares.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 30 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions, expectations and anticipations; statements regarding our business plans, prospects, mergers, expense management initiatives, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, including the war in the Middle East, either nationally or in our market areas, that are worse than expected; the emergence or continuation of widespread health emergencies or pandemics, including steps taken by governmental and other authorities to contain, mitigate and combat such emergencies or pandemics; the impact of volatility in the U.S. banking industry, including the associated impact of any regulatory changes or other mitigation efforts taken by governmental agencies in response thereto; the direct or indirect impact of any new regulatory, policy or enforcement developments resulting from the policies or actions of the current U.S. presidential administration, including the implementation of tariffs and other protectionist trade policies, including any reciprocal tariffs by foreign countries, and any uncertainties related thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; limitations on Eagle’s ability to receive dividends from its subsidiaries; competition among banks, financial holding companies and other traditional and non-traditional financial service providers; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; possible changes in governmental monetary and fiscal policies, or any leadership changes of those determining such policies; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems including those that involve the Bank’s third-party vendors and service providers; cyber incidents, or theft or loss of Company or customer data or money; Eagle’s ability to assess and monitor the effect of evolving uses of artificial intelligence on its business and operations; the effects of any U.S. federal government shutdown, or closures or significant staff reductions in agencies regulating our business; our ability to navigate differing social, environmental, and sustainability concerns among governmental administrations, our stakeholders and other activists that may arise from our business activities; the effect of our recent or future acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, this release, including the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP financial measures in this release include: 1) core efficiency ratio, 2) tangible book value per share and 3) tangible common equity to tangible assets. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance, performance trends and financial condition, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Eagle strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. A reconciliation of the GAAP and non-GAAP financial measures is presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	March 31,	December 31,	March 31,
	2026	2025	2025

Assets:
Cash and due from banks	$19,420	$24,110	$21,360
Interest-bearing deposits in banks	34,217	38,852	1,445
Federal funds sold	96	-	-
Total cash and cash equivalents	53,733	62,962	22,805
Securities available-for-sale, at fair value	274,887	281,692	291,661
Federal Home Loan Bank ("FHLB") stock	2,734	2,650	7,101
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,131
Mortgage loans held-for-sale, at fair value	9,904	7,452	6,223
Loans:
Real estate loans:
Residential 1-4 family	145,070	148,515	149,699
Residential 1-4 family construction	43,714	35,278	45,508
Commercial real estate	667,685	635,970	666,265
Commercial construction and development	98,282	120,289	110,107
Farmland	160,664	162,580	153,456
Other loans:
Home equity	109,278	108,073	100,665
Consumer	23,154	24,424	26,978
Commercial	151,580	149,431	139,668
Agricultural	119,859	134,459	131,162
Total loans	1,519,286	1,519,019	1,523,508
Allowance for credit losses	(17,430)	(17,370)	(16,720)
Net loans	1,501,856	1,501,649	1,506,788
Accrued interest and dividends receivable	13,613	14,448	13,271
Mortgage servicing rights, net	14,909	15,043	15,282
Assets held-for-sale, at cost	-	-	960
Premises and equipment, net	100,556	101,438	101,759
Cash surrender value of life insurance, net	55,062	54,708	53,573
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	3,045	3,314	4,181
Other assets	22,681	22,140	25,941
Total assets	$2,091,851	$2,106,367	$2,088,416

Liabilities:
Deposit accounts:
Noninterest-bearing	$437,574	$452,183	$411,272
Interest-bearing	1,348,502	1,329,416	1,278,694
Total deposits	1,786,076	1,781,599	1,689,966
Accrued expenses and other liabilities	41,670	50,482	36,739
Federal funds purchased	-	105	-
FHLB advances and other borrowings	26,667	37,917	124,952
Other long-term debt, net	44,479	44,450	59,186
Total liabilities	1,898,892	1,914,553	1,910,843

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01 per share; 20,000,000 shares authorized; 8,507,429 shares issued; 7,965,431, 7,957,769 and 7,977,177 shares outstanding at March 31, 2026, December 31,2025, and March 31, 2025, respectively)	85	85	85
Additional paid-in capital	108,072	108,086	108,451
Unallocated common stock held by Employee Stock Ownership Plan ("ESOP")	(3,294)	(3,437)	(3,867)
Treasury stock, at cost (541,998, 549,660 and 530,252 shares at March 31, 2026, December 31, 2025, and March 31, 2025, respectively)	(11,374)	(11,567)	(11,517)
Retained earnings	114,350	111,521	103,366
Accumulated other comprehensive loss, net of tax	(14,880)	(12,874)	(18,945)
Total shareholders' equity	192,959	191,814	177,573
Total liabilities and shareholders' equity	$2,091,851	$2,106,367	$2,088,416

Income Statement	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Interest and dividend income:
Interest and fees on loans	$23,570	$24,623	$23,320
Securities available-for-sale	2,215	2,296	2,451
FHLB and FRB dividends	138	201	260
Other interest income	299	238	38
Total interest and dividend income	26,222	27,358	26,069
Interest expense:
Deposits	6,661	6,849	6,871
FHLB advances and other borrowings	412	735	1,626
Other long-term debt	446	612	670
Total interest expense	7,519	8,196	9,167
Net interest income	18,703	19,162	16,902
Provision for credit losses	279	39	42
Net interest income after provision for credit losses	18,424	19,123	16,860

Noninterest income:
Service charges on deposit accounts	408	431	389
Mortgage banking, net	2,434	2,568	2,125
Interchange and ATM fees	628	666	593
Appreciation in cash surrender value of life insurance	362	384	350
Other noninterest income	1,049	1,083	559
Total noninterest income	4,881	5,132	4,016

Noninterest expense:
Salaries and employee benefits	10,814	10,887	9,664
Occupancy and equipment expense	2,560	2,505	2,302
Data processing	1,255	1,015	1,330
Software subscriptions	571	680	658
Advertising	301	468	232
Amortization	271	288	320
Loan costs	365	292	372
Federal Deposit Insurance Corporation ("FDIC") insurance premiums	235	237	231
Professional and examination fees	382	387	520
Other noninterest expense	1,457	1,417	1,377
Total noninterest expense	18,211	18,176	17,006

Income before provision for income taxes	5,094	6,079	3,870
Provision for income taxes	1,110	1,350	631
Net income	$3,984	$4,729	$3,239

Basic earnings per common share	$0.51	$0.61	$0.41
Diluted earnings per common share	$0.51	$0.60	$0.41

Basic weighted average shares outstanding	7,818,831	7,807,848	7,812,248

Diluted weighted average shares outstanding	7,844,457	7,824,500	7,823,636

ADDITIONAL FINANCIAL INFORMATION	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended or Years Ended
	March 31,	December 31,	March 31,
	2026	2025	2025

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$1,678	$2,062	$1,349
Net change in fair value of loans held-for-sale and derivatives	138	(194)	(115)
Mortgage servicing income, net	618	700	891
Mortgage banking, net	$2,434	$2,568	$2,125

Performance Ratios (For the quarter):
Return on average assets	0.76%	0.89%	0.62%
Return on average equity	8.16%	9.92%	7.66%
Yield on average interest earning assets	5.76%	5.83%	5.76%
Cost of funds	2.15%	2.28%	2.54%
Net interest margin	4.11%	4.08%	3.74%
Core efficiency ratio*	76.07%	73.63%	79.77%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025

Nonaccrual loans	$2,328	$2,088	$2,701
Loans 90 days past due and still accruing	3,206	3,544	2,638
Total nonperforming loans	5,534	5,632	5,339
Other real estate owned and other repossessed assets	70	98	46
Total nonperforming assets	$5,604	$5,730	$5,385

Nonperforming loans / portfolio loans	0.36%	0.37%	0.35%
Nonperforming assets / assets	0.27%	0.27%	0.26%
Allowance for credit losses / portfolio loans	1.15%	1.14%	1.10%
Allowance for credit losses/ nonperforming loans	314.96%	308.42%	313.17%
Gross loan charge-offs for the quarter	$54	$104	$6
Gross loan recoveries for the quarter	$5	$5	$4
Net loan charge-offs for the quarter	$49	$99	$2

	March 31,	December 31,	March 31,
	2026	2025	2025
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$24.22	$24.10	$22.26
Tangible book value per share**	$19.48	$19.32	$17.38
Shares outstanding	7,965,431	7,957,769	7,977,177
Tangible common equity to tangible assets***	7.55%	7.43%	6.77%

Other Information:
Average investment securities for the quarter	$280,552	$282,822	$293,273
Average investment securities year-to-date	$280,552	$286,079	$293,273
Average loans for the quarter ****	$1,525,274	$1,548,740	$1,526,774
Average loans year-to-date ****	$1,525,274	$1,553,083	$1,526,774
Average earning assets for the quarter	$1,846,375	$1,863,345	$1,835,210
Average earning assets year-to-date	$1,846,375	$1,860,229	$1,835,210
Average total assets for the quarter	$2,092,280	$2,115,595	$2,079,142
Average total assets year-to-date	$2,092,280	$2,111,258	$2,079,142
Average deposits for the quarter	$1,779,066	$1,773,434	$1,671,349
Average deposits year-to-date	$1,779,066	$1,724,840	$1,671,349
Average equity for the quarter	$195,349	$190,759	$169,088
Average equity year-to-date	$195,349	$182,741	$169,088

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Efficiency Ratio	(Unaudited)
(Dollars in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Calculation of Efficiency Ratio:
Noninterest expense - efficiency ratio numerator	$18,211	$18,176	$17,006

Net interest income	18,703	19,162	16,902
Noninterest income	4,881	5,132	4,016
Efficiency ratio denominator	23,584	24,294	20,918

Efficiency ratio (GAAP)	77.22%	74.82%	81.30%

Calculation of Core Efficiency Ratio:
Noninterest expense	$18,211	$18,176	$17,006
Intangible asset amortization	(271)	(288)	(320)
Core efficiency ratio numerator	17,940	17,888	16,686

Net interest income	18,703	19,162	16,902
Noninterest income	4,881	5,132	4,016
Core efficiency ratio denominator	23,584	24,294	20,918

Core efficiency ratio (non-GAAP)	76.07%	73.63%	79.77%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2026	2025	2025
Tangible Book Value:
Shareholders' equity	$192,959	$191,814	$177,573
Goodwill and core deposit intangible, net	(37,785)	(38,054)	$(38,921)
Tangible common shareholders' equity (non-GAAP)	$155,174	$153,760	$138,652

Common shares outstanding at end of period	7,965,431	7,957,769	7,977,177

Common shareholders' equity (book value) per share (GAAP)	$24.22	$24.10	$22.26

Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$19.48	$19.32	$17.38

Tangible Assets:
Total assets	$2,091,851	$2,106,367	$2,088,416
Goodwill and core deposit intangible, net	(37,785)	(38,054)	(38,921)
Tangible assets (non-GAAP)	$2,054,066	$2,068,313	$2,049,495

Tangible common shareholders' equity to tangible assets (non-GAAP)	7.55%	7.43%	6.77%

	March 31, 2026		December 31, 2025
(Dollars in thousands)	Borrowings Outstanding	Remaining Borrowing Capacity	Borrowings Outstanding	Remaining Borrowing Capacity
Federal Home Loan Bank advances	$11,667	$484,796	$22,917	$492,553
Federal Reserve Bank discount window	-	23,333	-	23,506
Correspondent bank lines of credit	15,000	85,000	15,105	84,895
Total	$26,667	$593,129	$38,022	$600,954

Contacts:	Laura F. Clark, President and CEO
(406) 457-4007
Miranda J. Spaulding, EVP and CFO
(406) 441-5010